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Champions Oncology Reports Results for Quarter and Full Year Ended April 30, 2014

Hackensack, NJ – July 24, 2014 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the year ended April 30, 2014.

Fourth Quarter and Recent Business Highlights:

•	Procured a quarterly record high of more than 100 implants
•	Quarterly revenue increased 38% over the same prior year period result
•	Total annual revenues grew to a record high of $11.6 million, a 39% year over year increase
•	Initiated clinical research collaboration with Mount Sinai Medical Center in New York
•	Strategically expanded our TOS sales team

Joel Ackerman, Champions Oncology CEO, stated, “The end of fiscal 2014 is an opportune time to reflect on the achievements of the past year. It’s rewarding to observe the incremental business progression from the proof of concept phase to a targeted focus on commercial growth and operational efficiencies. We have set the stage to execute our strategy and expect continued growth in the future.”

Financial Results

For the fourth quarter of 2014, revenue was $2.5 million, as compared to $1.8 million for the three months ended April 30, 2013, an increase of 38%. For the twelve-month period ended April 30, 2014, revenue was $11.6 million, as compared to $8.3 million for the same period of the prior year, an increase of 39%. Total operating expenses for the fourth quarter 2014 were $4.8 million, as compared to $3.9 million for the three months ended April 30, 2013. For the twelve month period ended April 30, 2014, total operating expenses were $17.8 million, as compared to $14.5 million for the same period of 2013.

For the fourth quarter of 2014, Champions reported a loss from operations of $2.4 million as compared to a loss from operations of $2.1 million for the three months ended April 30, 2013. Excluding stock-based compensation of $0.84 million and $0.48 million for the three months ended April 30, 2014 and 2013, Champions recognized a loss from operations of $1.5 million and $1.6 million respectively. For the twelve months ended April 30, 2014, Champions reported a loss from operations of $6.3 million as compared to a loss from operations of $6.2 million for the twelve-month period of the prior year. Excluding stock-based compensation of $2.8 million and $2.4 million for the twelve months ended April 30, 2014 and 2013, Champions recognized a loss from operations of $3.5 million and $3.8 million respectively.

Operating Results

The number of implants during the quarter was 101 consisting of 66 commercial implants and 35 implants from research partnerships and trials. Total implants increased 141% over the same period last year with a 57% increase in implants from commercial POS efforts. The increase in commercial implants was partially the result of growing demand from patients in Singapore resulting from our partnership with Parkway Cancer Center.

The 35 research and trial implants were generated as a result of Champions continued partnerships with academic medical centers. These implants will enable Champions to accelerate the growth of its TumorBank which will further the Company’s efforts to build our platform to scale.

POS revenues were $430,000 and $482,000 for the three months ended April 30, 2014 and 2013, respectively, a decrease of $52,000 or 11%. Core POS revenues from our Tumorgraft technology platform decreased $22,000 or 5%. This decrease is due to a 9% decline in the average number of tests per panel. Non-core POS revenue decreased $32,000 due to a strategic shift to focus on core revenues. POS revenue was $2.3 million and $2.4 million for the twelve months ended April 30, 2014 and 2013, respectively, a decrease of $0.1 million or 5%. The decrease is due to the strategic decision to lower the price per test and a small decrease in the average tests per panel.

POS cost of sales was $628,000 and $637,000 for the three months ended April 30, 2014 and 2013, respectively, a decrease of $9,000, or 1%. POS cost of sales was $2.73 million and $2.67 million for the twelve months ended April 30, 2014 and 2013, respectively, an increase of $.06 million, or 2%. For the three months ended April 30, 2014 and 2013, gross margins for POS were negative 46% and negative 33%, respectively. For the twelve months ended April 30, 2014 and 2013, gross margins for POS were negative 21% and negative 12%, respectively. The gross margin in this business segment fluctuates based on a number of factors including business mix, volumes and timing of revenue recognition.

Translational Oncology Solutions (TOS):

TOS revenues were $2.0 million and $1.3 million for the three months ended April 30, 2014 and 2013, respectively, an increase of $0.7 million or 56%. TOS revenues were $9.3 million and $5.9 million for the twelve months ended April 30, 2014 and 2013, respectively, an increase of $3.4 million, or 57%. The growth is the result of increased customer adoption of TumorGraft technology across a growing customer base and expansion of the Company’s TumorBank.

TOS cost of sales was $1.0 million and $0.9 million for the three months ended April 30, 2014 and 2013, respectively, an increase of $0.1 million, or 6%. TOS cost of sales was $3.5 million and $2.7 million for the twelve months ended April 30, 2014 and 2013, respectively, an increase of $0.8 million, or 33%. For the three months ended April 30, 2014 and 2013, gross margins for TOS were 52% and 30%, respectively. Gross margins fluctuate from quarter to quarter generally due to the timing of revenue recognition. For the twelve months ended April 30, 2014 and 2013, gross margins for TOS were 62% and 55%, respectively.

Research and development expense was $663,000 and $502,000 for the three months ended April 30, 2014 and 2013, respectively. Research and development expense was $2.3 million and $1.9 million for the twelve months ended April 30, 2014 and 2013, respectively. Sales and marketing expense for the three months ended April 30, 2014 and 2013 was $1.0 million and $0.6 million respectively. Sales and marketing expense for the twelve months ended April 30, 2014 and 2013 was $3.2 million and $2.7 million, respectively. General and administrative expense for the three months ended April 30, 2014 and 2013 was $1.5 million and $1.2 million, respectively. General and administrative expense for the twelve months ended April 30, 2014 and 2013 was $6.1 million and $4.6 million, respectively. The increase was due primarily to an increase in compensation expense as we added senior executives to the company management along with an increase in costs associated with overall business growth.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its fourth quarter 2014 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Monday, July 28, 2014 in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and twelve months ended April 30, 2014 and 2013. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2014 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2014	2013	2014	2013
Net loss - GAAP	$(2,272)	$(2,177)	$(7,406)	$(6,330)
Less:
Stock-based compensation	839	485	2,807	2,419
Net loss - non-GAAP	$(1,433)	$(1,692)	$(4,599)	$(3,911)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2014	2013	2014	2013
EPS – GAAP	$(0.03)	$(0.03)	$(0.11)	$(0.12)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.04	0.05
EPS - non-GAAP	$(0.02)	$(0.02)	$(0.07)	$(0.07)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2014	2013	2014	2013
POS operating revenue	$430	$482	$2,264	$2,390
TOS operating revenue	2,029	1,302	9,286	5,933
Total operating revenue	$2,459	$1,784	$11,550	$8,323

Cost of POS	628	637	2,731	2,672
Cost of TOS	965	912	3,532	2,656
Research and development	663	502	2,265	1,920
Sales and marketing	1,027	621	3,155	2,665
General and administrative	1,544	1,224	6,127	4,631

Loss from Operations	$(2,368)	$(2,112)	$(6,260)	$(6,221)

Other Income (Expense)	110	(55)	(1,129)	(99)

Net Loss before income tax expense	$(2,258)	$(2,167)	$(7,389)	$(6,320)
Income taxes	14	10	17	10
Net Loss	$(2,272)	$(2,177)	$(7,406)	$(6,330)

Condensed Consolidated Balance Sheets as of (Unaudited)

	April 30,	April 30,
	2014	2013
Cash and cash equivalents	$5,891	$9,561
Accounts receivable	1,325	500
Other current assets	383	315
Total current assets	7,599	10,376

Restricted cash	165	192
Property and equipment, net	434	414
Goodwill	669	669
Total assets	$8,867	$11,651

Accounts payable and accrued liabilities	$1,568	$1,815
Deferred revenue	2,091	1,114
Total current liabilities	3,659	2,929

Warrant liability	2,011	1,046
Redeemable common stock	-	16,882
Stockholders’ equity (deficit)	3,197	(9,206)
Total liabilities, redeemable common stock and stockholders’ equity (deficit)	$8,867	$11,651

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
	April 30,
	2014	2013
Cash flows from operating activities:
Net Loss	$(7,406)	$(6,330)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	2,807	2,376
Net foreign currency remeasurement loss	124	-
Depreciation expense	213	203
Change in fair value of warrant liability	965	74
Changes in operating assets and liabilities	(136)	(625)
Net cash used in operating activities	(3,433)	(4,302)

Cash flows from investing activities:
Purchases of property and equipment	(234)	(57)
Net cash used in investing activities:	(234)	(57)

Cash flows from financing activities:
Private placement of common shares and warrants	21	9,141
Net cash provided by financing activities:	21	9,141

Exchange rate effect on cash and cash equivalents	(24)	25
Increase (decrease) in cash and cash equivalents	(3,670)	4,807
Cash and cash equivalents, beginning of period	9,561	4,754
Cash and cash equivalents, end of period	$5,891	$9,561